Exhibit 99.1

China Shen Zhou Subsidiary Signs Agreement to Acquire 60% of Wuchuan Dongsheng Mining Company in Guizhou Province

Transaction to make Xiangzhen Largest Fluorite Processing Company in China

BEIJING, Jan.17, 2012 -- China Shen Zhou Mining & Resources, Inc. ("China Shen Zhou", or the "Company") (NYSE Amex: SHZ), a company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced that its subsidiary, Xiangzhen Mining Ltd. ("Xiangzhen"), located in Inner Mongolia, has signed an equity transfer and investment increase agreement with the shareholders of Wuchuan Dongsheng Mining Company Ltd. ("Wuchuan Mining"), based in Zunyi city, Guizhou Province, whereby Xiangzhen will acquire 60% ownership of Wuchuan Mining's equity.

Wuchuan Mining is primarily engaged in the mining, mineral processing, production and sales of fluorite and barite, with mining rights to the Shuanghe fluorite mine, the Fengshui Qingshuzi fluorite and barite mine, the Baichun fluorite mine, the Luping fluorite mine and the Shibuya fluorite and barite mines. Wuchuan Mining also owns fluorite processing flotation plants in Duru town and in Fengshui town, and 30% equity of Wuchuan Chenhe Dongsheng Fluoride Corporation Ltd.  Prior to the agreement with Xiangzhen, Wuchuan Mining was wholly owned by two individual investors.

According to the terms of the agreement, Xiangzhen will use 2,418,448 of China Shen Zhou's common shares, which is equivalent to RMB 43 million (approximately US$6.8 million, assuming a price of US$2.80 per share and an exchange rate of US$1= RMB 6.35) and will pay RMB 50 million (approximately US$7.92 million) in cash, of which, RMB 1 million would be added into registered capital and the remaining RMB 49 million (approximately US$7.76 million) would be cash on the account as capital reserves, to acquire a 60% ownership stake in Wuchuan Mining's equity, leaving the two original owners holding a 40% stake in Wuchuan Mining's equity.  Both parties have agreed that upon completion of the equity transfer, they will integrate their resources and work together to develop the assets owned by Wuchuan Mining, including the five mines, two flotation plants and the fluoride company.

The Shuanghe mine's reserves of fluorite and barite are estimated to be 400,000 metric tons and 200,000 metric tons, respectively. The Qingshuzi mine's reserves of fluorite and barite are estimated to be 300,000 metric tons each. The aggregate of all the other three mines' reserves of fluorite and barite are estimated to be 300,000 metric tons. The annual ore processing capacity of the fluorite floatation plant in Duru town is estimated to be 60,000 metric tons. The annual ore processing capacity and design capacity of the fluorite floatation plant in Fengshui town are estimated to be 150,000 metric tons and 200,000 metric tons, respectively.

Based on Wuchuan Mining's historical performance, China Shen Zhou's management forecasts production for Wuchuan Mining to be 2,000 metric tons of fluorite lump, 40,000 metric tons of fluorite powder, and 26,000 metric tons of barite powder, with revenues of US$15 million, and net profit of US$4.5 million for the 2012 fiscal year.

Ms. Xiaojing Yu, Chief Executive Officer of China Shen Zhou, commented, "As the first project in China Shen Zhou's southwest China acquisition plan, Wuchuan Mining is one of the largest fluorite mining and processing companies in southwest China, with a commitment to building a processing center to produce barium salts with low levels of silicon and phosphorus."

"Wuchuan Mining's considerable mining reserves, production capacity, market share, and high- quality fluorite product make it a strong influencer of China's fluorite industry. Through this acquisition, according to public information, China Shen Zhou becomes the Chinese company with the largest fluorite reserves and most-advanced design and processing capabilities.. Likewise, our long-term goal is to become one of the world's most influential fluorite mining and processing enterprises. This goal includes expansion into the fluorine chemical industry, which is a downstream sector from the fluorite mining and production industry. Through this transaction, China Shen Zhou will acquire the elementary fluorine chemical technology that will help familiarize the Company with fluorine chemical industry operations and enable us to continue making headway into entering the high-end fluorine chemical market."

"The benefits of the Wuchuan Mining acquisition extend beyond leadership in the fluorite industry," added Ms. Xiaojing Yu. "The Wuchuan Mining's fluorite and barite flotation plant in Fengshui County is the nation's leader in fluorite-barite ore separation and processing technology, for which Wuchuan Mining obtained funding of RMB 10 million from the Chinese government. This technology not only will be of great importance for the further development of the Wuling Mountains fluorite-barite resources; but also will help China Shen Zhou enter the barite mining and processing industry. Having completed an experimental project to produce barium sulfate, the downstream product of barium, Wuchuan Mining is well equipped, from a technical standpoint, for ongoing production of barium sulfate. In the future, China Shen Zhou will increase its investment in Wuchuan Mining's barite mining processing chain, with the goal of establishing a barium salt processing center in China."

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Min Liu
Investor Relations
Grayling
Tel: +1-646-284-9413
min.liu@grayling.com